Exhibit 10.33

Bausch & Lomb Incorporated

Officer Change in Control Severance Plan

Article 1.	Establishment and Purpose

1.1 Establishment of the Plan. Bausch & Lomb Incorporated hereby establishes this Change in Control severance plan to be known as the “Bausch & Lomb Incorporated Officer Change in Control Severance Plan.”

1.2 Purpose of the Plan. The Board of Directors of Bausch & Lomb Holdings Incorporated has determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a Change in Control, without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such actual or threatened Change in Control.

Article 2.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a) “Accounting Firm” has the meaning assigned in Article 7.1(a).

(b) “Accrued Obligations” has the meaning assigned in Article 6.1(a).

(c) “Affiliates” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

(d) “Base Salary” means a Participant’s annual pre-tax rate of salary or wages, including any amounts of salary or wages deferred at the election of the Participant or otherwise, as in effect immediately prior to the Change in Control or, if higher, anytime during the Protected Period.

(e) “Bausch & Lomb” means Bausch & Lomb Incorporated, a corporation organized under the law of the State of New York, and any successor or successors thereto.

(f) “Beneficiary” means the persons or entities entitled to benefits hereunder upon a Participant’s death, to the extent provided in Article 14.2(b), as determined in accordance with the procedures in 14.2(a).

(g) “Benefit Continuation Period” means the period specified in a Participant’s Participation Schedule during which the Participant’s participation in the Benefit Plans are continued pursuant to Article 6.1(c) hereof.

(h) “Benefit Plans” means the medical, dental, vision and basic life insurance plans, programs, and arrangements offered by Bausch & Lomb, as such plans, programs and arrangements may be in effect from time to time.

(i) “Board” means the Board of Directors of Bausch & Lomb Holdings Incorporated.

(j) “Cause”, when used in connection with the termination of a Participant’s employment, unless otherwise provided in any written individual contract entered into between the Company and the Participant, shall mean (i) the Participant’s willful misconduct or gross negligence in the performance of his or her duties for the Company; (ii) a willful or grossly negligent breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iii) the commission by the Participant of any felony or other serious crime involving moral turpitude; (iv) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company, which, if such breach is reasonably susceptible to cure, has continued after the Company has provided written notice of such breach and the Participant has not cured such failure within 30 days of the date of such written notice; or (vi) a material breach of the Company’s written policies or procedures that have been communicated to the Participant and that causes material harm to the Company or its business reputation, which, if such breach is reasonably susceptible to cure, has continued after the Company has provided written notice of such breach and the Participant has not cured such failure within 30 days of the date of such written notice.

(k) a “Change in Control” shall be deemed to have occurred if:

(i) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than Bausch & Lomb, any employee benefit plan sponsored by Bausch & Lomb, or the Sponsor and its Affiliates acquires ownership of stock of Bausch & Lomb that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total Voting Power of the stock of Bausch & Lomb;

(ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than Bausch & Lomb Holdings Incorporated, any employee benefit plan sponsored by Bausch & Lomb Holdings Incorporated, or the Sponsor and its Affiliates acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Bausch & Lomb Holdings Incorporated possessing 30 percent or more of the total Voting Power of the stock of Bausch & Lomb Holdings Incorporated;

(iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of each appointment or election; or

(iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than the Sponsor and its Affiliates acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Bausch & Lomb Holdings Incorporated that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Bausch & Lomb Holdings

Incorporated immediately before such acquisition or acquisitions. For purposes of subsection (iv), gross fair market value means the value of the assets of Bausch & Lomb Holdings Incorporated, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The foregoing subsections (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of the Plan.

(l) “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(n) “Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(o) “Company” means Bausch & Lomb, and all of its consolidated subsidiaries as determined in accordance with U.S. Generally Accepted Accounting Principles, and any successor or successors thereto.

(p) “Competitor” means (i) any unit, division, line of business, parent, subsidiary or subsidiary of the parent of any of Alcon (including CIBA Vision), Advanced Medical Optics, Inc. (now known as Abbott Medical Optics), Allergan, Inc., Johnson & Johnson (provided that, with respect to Johnson & Johnson, this provision shall be limited to Johnson & Johnson businesses that are primarily engaged in the provision of ophthalmological products, including, without limitation, the Vistakon Division), Carl Zeiss Meditec, Inc., STAAR Surgical Company, Cooper Companies, and Santen Pharmaceutical Co., Ltd.; or (ii) any individual or entity that within two years after the termination of employment could reasonably be expected to generate more than $50 million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of the Company; provided, that a Competitor of the Company under this clause (ii) shall not include any individual or entity or portion of an entity where (A) Participant has actual supervisory duties and authority over one or more businesses and (B) less than 20% of the annualized gross revenue of such businesses over which Participant has actual supervisory duties and authority arise from any activity or combination of activities that competes with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in this Article 2(p) no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Plan.

(q) “Confidential Information” means all information regarding the Company and any of its Affiliates, any Company activity or the activity of any Company Affiliate, Company business or the business of any Company Affiliate or Company customer or the customers of any Company Affiliate that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, that is not generally disclosed by Company practice or authority to persons not employed by the Company, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to product code, product concepts, production techniques, technical information regarding the Company or Company Affiliate products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or Company Affiliate techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any Affiliate, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any Affiliate and certain information concerning the strategy, tactics and financial affairs of the Company or any Affiliate. Confidential Information shall not include information that has become generally available to the public, other than through a breach by such Participant of Article 11(a)(i) hereof. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(r) “Disability”, unless otherwise provided in any written individual contract entered into between the Company and the Participant, shall mean (i) for any Participant covered by a disability plan or policy sponsored or maintained by the Company, the definition of “disability” that would entitle the Participant to benefits under the terms of such disability plan or policy and (ii) for any Participant not covered by any such disability plan or policy, (A) the inability of a Participant to engage in any substantial gainful activity or (B) the receipt by the Participant of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(s) “Effective Date” means the date the Plan is adopted.

(t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Excise Tax” has the meaning assigned in Article 7.1(a).

(w) “Good Reason”, when used in connection with the termination of a Participant’s employment, unless otherwise provided in any written individual contract entered into between the Company and the Participant, shall mean the occurrence of the following without the

Participant’s consent (i) a material diminution in the Participant’s duties and responsibilities, other than a change in such Participant’s duties and responsibilities that results solely from becoming part of a larger organization following a Change in Control, (ii) a material diminution of base salary and/or annual cash bonus opportunities or (iii) a relocation of the Participant’s primary work location more than fifty miles; provided that, within thirty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(x) “Governing Documents” has the meaning assigned in Article 12.3.

(y) “Legal Fees” has the meaning assigned in Article 12.1.

(z) “Non-Qualifying Termination” means a termination of a Participant’s employment (1) by the Company for Cause, (2) by the Participant for any reason other than Good Reason, or (3) as a result of the Participant’s death or Disability.

(aa) “Participant” means an employee of the Company who is designated to participate in the Plan by the Committee and who fulfills the participation requirements of the Plan, as provided herein.

(bb) “Participation Schedule” means the schedule evidencing the Participant’s participation in the Plan, substantially in the form attached hereto as Exhibit A, as may be amended from time to time by the Committee.

(cc) “Payment” has the meaning assigned in Article 7.1(a).

(dd) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(ee) “Plan” means the Bausch & Lomb Incorporated Officer Change in Control Severance Plan.

(ff) “Protected Period” means the period beginning three (3) months prior to the date on which a Change in Control occurs and ending two (2) years after the date on which such Change in Control occurs.

(gg) “Qualifying Termination” means a termination of a Participant’s employment during the Protected Period (1) by the Company Without Cause or (2) by the Participant for Good Reason, in each case in accordance with the procedures set forth in Article 5.

(hh) “Restrictive Covenants” means the covenants set forth in Article 11.

(ii) “Severance Factor” means the number of years and parts thereof specified in a Participant’s Participation Schedule used to determine the Severance Payment payable to a Participant pursuant to Article 6.1(a)(v) hereof.

(jj) “Severance Payment” has the meaning assigned in Article 6.1(a)(v).

(kk) “Sponsor” means, collectively, Warburg Pincus Private Equity IX, L.P., Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., any successor fund thereto, and their respective Affiliates that are direct or indirect equity investors in the Company (excluding any Participant and each of WP Prism Co-Invest A LLC, WP Prism Co-Invest C LLC, WP Prism Bridge Co-Invest LLC, and WP Prism Co-Invest, L.P.).

(ll) “Target Bonus” means the target annual bonus opportunity provided to a Participant in the fiscal year in which the Termination Date occurs under the applicable annual bonus plan, program or arrangement of the Company, provided that if no such target bonus is set for such Participant, the Target Bonus will be determined by the Committee by reference to the target annual bonus opportunities of an employee or employees at the same pay grade or a similarly situated employee or employees during the fiscal year in which the Termination Date occurs.

(mm) “Term” means the period commencing on the Effective Date and continuing until the Committee terminates the Plan in accordance with Article 14.5.

(nn) “Termination Date” means the effective date of a Participant’s termination of employment with the Company as provided in Article 5.1.

(oo) “Trade Secret” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include all of the Company’s subsidiaries and all Affiliates and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act. Nothing in this agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public, other than through a breach by such Participant of Article 11(a)(i) hereof. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(pp) “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable or exchangeable, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(qq) “Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to matters submitted to Persons holding such securities or other ownership interests in such entity generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

(rr) “Without Cause”, when used in reference to a termination of a Participant’s employment with the Company, means any termination of the Participant’s employment by the Company which is not a termination of employment for Cause, Disability or death.

Article 3.	Administration

The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Plan, to administer the Plan, including, without limitation, authority to interpret and construe any provisions of the Plan. Decisions of the Committee shall be final, binding and conclusive on all parties. For the avoidance of doubt, the Committee may exercise its discretion in a non-uniform manner among Participants. No member of the Committee shall be personally liable for any action, omission, or determination relating to the Plan, and Bausch & Lomb shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

Article 4.	Participation

The Committee shall designate those key employees of the Company entitled to participate in the Plan. Each key employee designated to participate in the Plan by the Committee shall receive a Participation Schedule. Such Participation Schedule shall specify: (1) the Severance Factor and (2) the Benefit Continuation Period. Notwithstanding anything in the Plan to the contrary, as a condition to participation, a Participant must execute his or her Participation Schedule evidencing the Participant’s agreement to be bound by the provisions of Article 11 hereof.

Article 5.	Termination of Employment

5.1 Termination of Employment of a Participant during the Protected Period.

(a) During the Protected Period, the employment of a Participant may be terminated hereunder by the Company due to the Participant’s Disability, on account of the Participant’s death, by the Company Without Cause or for Cause, or by the Participant with or without Good Reason. The termination of the Participant’s employment will become effective as of the date hereinafter specified.

(b) Termination of a Participant’s employment for Disability shall become effective thirty (30) days after a notice of intent to terminate the Participant’s employment, specifying

Disability as the basis for such termination, is received by the Participant from the Committee. Termination of a Participant’s employment on account of his or her death shall become effective automatically as of the date of his or her death.

(c) The Company shall have the absolute right to terminate a Participant’s employment with Cause at any time. Termination of a Participant’s employment with Cause shall become effective on the date specified by the Company.

(d) Termination of a Participant’s employment Without Cause shall become effective thirty (30) days after the Company’s notice of termination to the Participant.

(e) Termination of a Participant’s employment for Good Reason shall become effective thirty (30) days after the Participant’s notice of termination to the Company, provided that the Participant terminates his or her employment in accordance with the procedure specified in Article 2(w). Termination of a Participant’s employment without Good Reason shall become effective thirty (30) days after the Participant’s notice of termination to the Company.

The employment of a Participant with the Company shall not be deemed to be terminated for any purpose of the Plan if such Participant’s employment is continued with the successor entity after an asset or stock sale of the Company or a Company Affiliate, as applicable, and the duties and responsibilities of the Participant’s position after such sale are substantially similar to the duties and the responsibilities of such Participant’s position immediately prior to such sale.

5.2 Separation from Service. For purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A of the Code.

Article 6.	Payments Upon Termination of Employment in Certain Circumstances

6.1 Qualifying Termination. If, during the Protected Period, the employment of a Participant shall terminate by reason of a Qualifying Termination:

(a) Payment of Certain Amounts. Bausch & Lomb shall pay to the Participant:

(i) a lump sum cash payment equal to the sum of the Participant’s earned but unpaid base salary as in effect at the time of the Termination Date (without regard to any reduction constituting Good Reason and excluding any amounts the Participant elected to defer) and accrued, but unused vacation (the “Accrued Obligations”), within thirty (30) days following the Termination Date or sooner if required by applicable law;

(ii) any deferred compensation amounts (including, without limitation, any amounts of base salary earned but unpaid that the Participant elected to defer), at the times, and subject to the terms and conditions, provided in the applicable plan, program, or agreement governing the deferral;

(iii) any annual bonus awards earned by the Participant but not yet paid as of the Termination Date, on the regularly scheduled payment date; provided that for purposes of this clause (iii), in order to have earned any such award the Participant must have remained employed through the last day of the applicable performance period for such award;

(iv) subject to the Participant’s satisfaction of the conditions set forth in Article 14.9 hereof, a lump sum cash payment, in full satisfaction of any obligation of the Company under its applicable annual bonus plan, program or arrangements, equal to the product of (A) the annual bonus that would have been paid to the Participant in respect of the fiscal year in which the Termination Date occurs based on actual performance for such year measured against the applicable performance criteria for such year and (B) the number of months and parts thereof from the beginning of the fiscal year in which the Termination Date occurs through the Termination Date, payable at such time as Bausch & Lomb pays annual bonuses to continuing active employees in respect of the fiscal year in which the Termination Date occurs, but in no event later than two and one-half months following the end of the year in which the Termination Date occurs; and

(v) subject to the Participant’s satisfaction of the conditions set forth in Article 14.9 hereof, on the sixtieth (60th) day following the Termination Date, a lump sum cash severance payment equal to the product of the Participant’s Severance Factor times the sum of the Participant’s (1) Base Salary and (2) Target Bonus (the “Severance Payment”).

(b) Vesting of Equity Awards. Vesting of equity awards shall be determined in accordance with the terms and conditions of the plan pursuant to which such awards were granted to the Participant, as well as the agreement evidencing the grant of such awards.

(c) Benefits Continuation. Subject to the Participant’s satisfaction of the conditions set forth in Article 14.9 hereof, the Company shall maintain in full force and effect (or otherwise provide) with respect to the Participant (and, to the extent applicable, his or her dependents) Benefit Plans, upon the same terms and conditions and otherwise to the same extent as such Benefit Plans are maintained for similarly situated active employees of the Company, as determined in good faith by the Committee, from time to time, and if no such Benefit Plans are maintained for similarly situated active employees of the Company, upon the same terms and conditions and otherwise to the same extent as such Benefit Plans shall have been in effect immediately prior to the Termination Date, until the earlier of (1) the date that a Participant becomes eligible for participation in the respective medical, dental, vision and basic life insurance benefits plans of a subsequent employer and (2) the expiration of the Benefit Continuation Period; provided that the Participant’s continued participation must be permissible under applicable law and the general terms and provisions of such Benefit Plans, and provided that if the provision of continued benefits gives rise to adverse tax or other consequences, as determined in good faith by the Committee, then the Company shall permit continued participation by the Participant at the Participant’s expense, and the Company shall reimburse the Participant on an after-tax basis for the cost of such continued participation, if permissible under applicable law. The Company and the Participant shall share the costs of the continuation of such Benefit Plans in the same proportion as such costs are currently shared, as determined in good faith by the Committee, by similarly situated active employees of the Company. Notwithstanding the foregoing, if the Committee determines in its discretion that participation in any Benefit Plan after a Participant’s termination of employment is prohibited by the Patient Protection and Affordable Care Act, a cash payment sufficient for such Participant to acquire reasonably comparable benefits in lieu of such participation shall be provided to such Participant. If the Participant fails to comply with the condition in Article 14.9 by the sixtieth (60th) day after the Termination Date, no Benefit Plans or related payments that would otherwise be provided pursuant to this paragraph shall be provided to the Participant.

6.2 Non-Qualifying Termination. If, during the Protected Period, the employment of a Participant shall terminate by reason of a Non-Qualifying Termination, then Bausch & Lomb shall pay to the Participant:

(a) a lump sum cash amount equal to the Accrued Obligations, within thirty (30) days following the Termination Date, or sooner if required by applicable law;

(b) any deferred compensation amounts (including without limitation any amounts of base salary earned but unpaid that the Participant elected to defer), at the times, and subject to the terms and conditions, provided in the applicable plan, program, or agreement governing the deferral; and

(c) any annual bonus awards earned by the Participant but not yet paid as of the Termination Date, on the regularly scheduled payment date; provided that for purposes of this clause (c), in order to have earned any such award the Participant must have remained employed through the last day of the applicable performance period for such award or such longer period as required by the terms and conditions of the applicable bonus plan, program or arrangement.

6.3 Other Agreements. The benefits described in Article 6 shall be payable in lieu of and supersede all other accrued, vested or deferred compensation, rights or other benefits which may be owed to a Participant following termination or upon a Change in Control, including but not limited to amounts or benefits payable under any stock ownership plan, stock purchase plan, disability plan or similar or successor plan. In the event that applicable law mandates that the Company provide to the Participant benefits in the nature of severance (including, without limitation, benefits under the federal Worker Adjustment and Retraining Notification Act), then the amounts of benefits provided hereunder shall be reduced, in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, by the amount of such legally mandated benefits.

Article 7.	Certain Additional Payment Contingencies

7.1 (a) In the event it shall be determined by the Company’s independent auditors immediately prior to a Change in Control or, if such auditors are unable to perform the services, by an independent, nationally recognized accounting firm selected by the Company in its sole discretion immediately prior to a Change in Control (in either case, the “Accounting Firm”) that any payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the amount of Payments payable to such Participant shall be reduced if (1) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments) is greater than (2) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Payments).

(b) The Accounting Firm shall make an initial determination as to whether a reduction in Payments is required under Article 7.1(a) above. If a reduction in Payments is required, the cash payments payable pursuant to Article 6.1 that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced, all other payments payable pursuant to Article 6.1 that do not constitute deferred compensation within the meaning of Section 409A of the Code shall be next reduced, and all other payments payable pursuant to Article 6.1 that do constitute deferred compensation within the meaning of Section 409A of the Code shall thereafter be reduced (beginning with those payments last to be paid), to the extent necessary so that no portion of the Payments is subject to the Excise Tax imposed by Section 4999 of the Code.

(c) All determinations required under this Article 7 shall be made in writing by the Accounting Firm. Any reasonable determination of the Accounting Firm made in good faith shall be binding upon the Company and the applicable Participant. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Article. For purposes of making the calculations required by this Article 7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Code Sections 280G and 4999. The Accounting Firm shall provide detail supporting its determinations both to the Company and the applicable Participant within fifteen (15) business days of the Termination Date or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall, if requested by the Participant, furnish the Participant with an opinion that he/she has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. The fees and expenses of the Accounting Firm for its services in connection with the determinations contemplated by this Article 7 shall be borne by the Company.

(d) Each Participant shall be responsible for all taxes imposed on the Participant on account of payments and benefits under this Plan, including without limitation any excise taxes imposed under Section 4999 of the Code.

Article 8.	Withholding Taxes

The Company may withhold from all payments due hereunder to a Participant (or his or her Beneficiary) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Article 9.	No Mitigation; Contractual Right to Benefits

9.1 No Mitigation. Participants shall not be obligated to seek other employment or take other action by way of mitigation of the amounts payable or arrangements made under any provision of the Plan, and the obtaining of any such other employment shall in no event effect any reduction of Bausch & Lomb’s obligations to make the payments and arrangements required to be made under the Plan, except to the extent expressly provided in Article 6.1(c)(i).

9.2 Contractual Rights to Benefits. Subject to the provisions of Article 14.5 hereof, the Plan, together with the applicable Participant’s Participation Schedule, establishes and vests in each Participant a contractual right to the benefits to which he is entitled hereunder.

Article 10.	Successors.

Bausch & Lomb will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan. Failure of Bausch & Lomb to obtain such an assumption agreement prior to the effective date of any such succession shall be a material breach of the Plan.

Article 11.	Restrictive Covenants

(a) Unless otherwise determined by the Committee in its sole discretion, as a condition to participation in the Plan, a Participant shall agree to be bound by the following Restrictive Covenants, provided that (1) the Restrictive Covenant set forth in Article 11(a)(iii) below shall only apply in the event that the Participant’s employment terminates during the Protected Period by reason of a Qualifying Termination and (2) the Restrictive Covenants set forth in Article 11(a)(iv) and (v) below shall only apply in the event that the Participant’s employment either (A) terminates during the Protected Period by reason of a Qualifying Termination or (B) is terminated by the Company for Cause:

(i) except to the extent (1) expressly authorized in writing by Bausch & Lomb or (2) required by law or any legal process, the Participant shall not at any time during the Participant’s employment with the Company or following the Participant’s Termination Date disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information or proprietary Trade Secrets of the Company;

(ii) the Participant shall not at any time during the Participant’s employment with the Company or following the Participant’s Termination Date make any derogatory, disparaging or critical negative statements, orally, written or otherwise, against the Company or any of the Company’s directors, officers and employees;

(iii) for twenty four (24) months following the Participant’s Termination Date, the Participant shall not become employed in any capacity by, or become an officer, employee, director, agent, consultant, shareholder or partner of, or perform any services for, or otherwise hold an interest (other than the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation) in, any Competitor of the Company;

(iv) for twenty four (24) months following the Participant’s Termination Date, the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, solicit or hire, attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company or induce any employee, agent or contractor of the Company to terminate his or her or her employment or cease doing business with the Company for any reason whatsoever; and

(v) for twenty four (24) months following the Participant’s Termination Date, the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, including any Competitor of the Company, (1) engage in any business transaction or relationship or perform any services in any material way competitive with the Company with or for a client or prospective client of the Company or (2) interfere with any business relationship between the Company and any client or prospective client of the Company or induce any client or prospective client to discontinue any business relationship with the Company or to refrain from entering into a business relationship or transaction with the Company.

(b) The Restrictive Covenants are in addition to and do not supersede any rights the Company may have in law or at equity or under any other agreement.

(c) As a condition to participation in the Plan, the Participant shall further agree that it is impossible to measure in money the damages which will accrue to the Company in the event the Participant breaches the Restrictive Covenants. Therefore, if the Company shall institute any action or proceeding to enforce the provisions hereof, the Participant shall agree to waive the claim or defense that the Company has an adequate remedy at law and the Participant shall agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Participant to account for and pay over to the Company on a pre-tax basis any profit obtained by the Participant as a result of any transaction constituting a breach of the Restrictive Covenants. In addition, any severance payments and benefits under this Plan shall immediately cease and be forfeited upon Participant’s breach of the Restrictive Covenants and to the extent previously paid or provided to the Participant prior to such breach, the Company shall have to right to require such Participant to repay such severance payments and benefits to the Company on a pre-tax basis.

(d) The Participant’s agreement to be bound by the provisions of this Article 11 shall be effected by the Participant’s execution of his or her Participation Schedule.

Article 12.	Legal Fees, Insurance, and Indemnification

12.1 Legal Fees. If the Participant prevails on at least one material claim that forms part of a dispute with the Company regarding the validity or enforceability of, or liability under, any provision of the Plan (including as a result of any contest by the Participant about the amount of any payment pursuant to Article 6), the Company shall promptly reimburse the Participant for all reasonable attorneys’ fees and related expenses (“Legal Fees”) incurred by the Participant in connection with such dispute, provided that the Participant shall have submitted an invoice for such Legal Fees at least 10 days before the end of the calendar year next following the calendar year in which such Legal Fees were incurred. In no event shall the payments by the Company under this Article 12.1 be made later than the end of the calendar year next following the calendar year in which such Legal Fees were incurred. The amount of such Legal Fees that the Company is obligated to pay in any given calendar year shall not affect the Legal Fees that the Company is obligated to pay in any other calendar year, and a Participant’s right to have the Company pay such Legal Fees may not be liquidated or exchanged for any other benefit.

12.2 Directors’ and Officers’ Liability Insurance. The Company shall procure and during the Term, so long as it is not insolvent, shall maintain a directors’ and officers’ liability insurance policy for those Participants covered by the directors’ and officers’ liability insurance policy prior to the Change in Control, at the same level of coverage afforded by the Company to then-current directors and executive officers.

12.3 Indemnification. Bausch & Lomb shall indemnify and hold harmless those Participants who are covered by indemnification protection prior to the Change in Control from and against any claim, loss or cause of action arising from or out of such Participants’ performance as officers, directors or employees of the Company or in any other capacity, including any fiduciary capacity, in which such Participants serve at the request of the Company to the maximum extent permitted by applicable law and Bausch & Lomb’s Certificate of Incorporation and By-Laws (the “Governing Documents”); provided that in no event shall the protection afforded to such Participants under this Article 12.3 be less than that afforded such Participants under the Governing Documents as in effect immediately prior to the Change in Control or, if more favorable to the Participants, during the Protected Period.

Article 13.	Trusts; Unfunded Status of Plan

13.1 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan and Participants shall have no claim against the Company or its assets other than as unsecured general creditors. Notwithstanding the foregoing, the Company may establish a trust or purchase other property to assist it in meeting its obligations hereunder as set forth in Article 13.2 below; provided, however, that in no event shall any Participant have any interest in such trust or property other than as an unsecured general creditor.

13.2 Creation of Trusts. The Committee may, in its discretion, authorize the creation of one or more trusts (including sub-accounts under such trust(s)), and deposit therein amounts of cash, stock, or other property not exceeding the amount of the Company’s obligations with respect to the Plan, or make other arrangements to meet the Company’s obligations under the Plan, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

Article 14.	Miscellaneous

14.1 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the policies of the Company regarding termination of employment.

14.2 Beneficiaries.

(a) Except with regard to the equity awards that vest under Article 6.1(b) and the Benefit Plans that continue under Article 6.1(c)(i), each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any amounts owing to the Participant under the Plan. Participants may make or change such designations at any time; provided, that such designation must be in the form of a signed writing acceptable to the Committee and filed with the Company prior to the Participant’s death. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s estate.

(b) The Plan shall inure to the benefit of and be enforceable by the Participant or the Beneficiary or the Participant’s estate. If a Participant dies while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Beneficiary or the Participant’s estate or, with respect to any stock options, restricted shares, restricted stock units and other equity awards and payments under any Benefit Plans, as provided in the applicable documents governing such arrangements.

14.3 Number. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural.

14.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect.

14.5 Modification. The Plan may be amended in any manner and from time to time or terminated at any time, each at the discretion of the Committee; provided that, except with regard to an amendment pursuant to Article 14.10:

(a) no such termination or amendment adverse to a Participant shall be effective with respect to such Participant prior to the date that is twelve (12) months from the date written notice of such amendment or termination is given to a Participant; and

(b) no termination or amendment that would otherwise take effect during the Protected Period shall apply to any termination of employment of a Participant during such period.

14.6 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of New York (without regard to the choice of law provisions thereof) shall be the controlling law in all matters relating to the Plan.

14.7 Headings. The headings in the Plan are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

14.8 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Bausch & Lomb:

Bausch & Lomb

One Bausch & Lomb Place

Rochester, NY 14604

Attention: General Counsel

If to a Participant, the Participant’s address as indicated on the Participant’s Participation Schedule, or to such other address as either party may have provided to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.9 Release. The payments and benefits provided pursuant to Article 6 of the Plan are intended as liquidated damages for a termination of a Participant’s employment by the Company other than for Cause or by reason of death or Disability or by the Participant for Good Reason, and shall be the sole and exclusive remedy therefor. Payments or benefits to be provided to the Participant by the Company under Articles 6.1(a)(v), 6.1(b), and 6.1(c) hereof shall be paid to the Participant on the date specified in the respective Article, subject to the condition that the Participant has executed and delivered to Bausch & Lomb a general release of claims in a form acceptable to the Company and that such release has become effective, enforceable and irrevocable in accordance with its terms.

14.10 Section 409A of the Code. The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing but subject to the next sentence of this Article 14.10, in the event that the Plan or any benefit paid or due to any Participant hereunder is deemed by the Participant and the Company to be subject to Section 409A of the Code, the Company shall make reasonable efforts to adopt such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the economic value of any benefit due to the Participant hereunder. In addition, in the event that any payments pursuant to the Plan constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and payment is made to a Participant who is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of such Participant’s Termination Date, the Company may postpone the date on which such Participant first becomes entitled to such benefit until the later of (1) the first business day of the first calendar month that begins after the six (6) month anniversary of the Participant’s Termination Date and (2) the date on which such benefit would have been paid to the Participant in accordance with the Company’s ordinary policies and practices, to the extent that the Company determines in good faith that such postponement is necessary to ensure that the payment of such benefit complies with Section 409A of the Code, provided that the Participant shall not be entitled to receive any additional amount to offset any reduction in the economic value of any benefit the payment of which is postponed in accordance with this Article 14.10 that results from such postponement. Each amount payable under this Plan is designated as a separate identified payment for purposes of Section 409A of the Code. To the extent required by Section 409A of the Code, any reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.

14.11 Recoupment. Notwithstanding anything in the Plan to the contrary, the Company will be entitled to the extent permitted or required by applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company at any time to a Participant under the Plan.

Exhibit A

PARTICIPATION SCHEDULE

[Date]

[Name and

Address of Executive]

We are offering you the opportunity to become a Participant in the Bausch & Lomb Change in Control Severance Plan. All defined terms used herein shall have the meaning ascribed to them in the Plan.

As a condition to your participation in the Plan, you must execute this Participation Schedule evidencing your agreement to be bound by all the terms of the Plan, including, without limitation, the provisions of Article 11 thereof.

Except as may be provided under any other agreement between you and the Company, your employment by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to change the status of your employment, or to change the policies of the Company regarding termination of employment.

You may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any amounts owing to you under the Plan.

(a)	Primary Beneficiary or Beneficiaries:

(b)	Contingent Beneficiary or Beneficiaries:

For purposes of the Plan, your participation shall be determined based upon the following:

(a)	Severance Factor:

(b)	Benefit Continuation Period:

Executed as of this      day of         , 20     .

[Participant]

Bausch & Lomb

By:
Title: